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                                                                   EXHIBIT 10.15


                            CRUISE LINE HOLDINGS CO.



                                       September 17, 1998

Berkshire Partners LLC
One Boston Place
Boston, Massachusetts  02108

         Attn:  Bradley M. Bloom

Ladies and Gentlemen:

         This letter sets forth our agreement whereby Cruise Line Holdings Co., a Delaware corporation (the "Company"), shall pay to Berkshire Partners LLC, a Massachusetts limited liability company ("Berkshire"), a finance and structuring fee in the amount of $1,250,000 for arranging the financing and certain other transactions on behalf of the Company in connection with the transactions contemplated by the Share Purchase Agreement between Viad Corp and the Company, dated as of July 31, 1998 (the "Viad Agreement") and the Subscription and Exchange Agreement among the Company, Philip Levine and the other signatories thereto dated as of August 27, 1998. The Company shall also pay Berkshire's reasonably incurred out-of-pocket expenses incurred in conduction with these transactions, including but not limited to reasonable attorney's fees.

         The finance and structuring fee shall be due and payable by the Company on the Closing Date (as defined in the Viad Agreement).

         If the foregoing accords with your understanding of our agreement, kindly execute a copy of this letter in the space provided below and return it to the Company.

                                     Very truly yours,

                                     CRUISE LINE HOLDINGS CO.


                                     By: /s/ Bradley Bloom
                                         ---------------------------
                                         Title: Authorized Person

The foregoing is accepted
and agreed to as of the
date first above written:

BERKSHIRE PARTNERS LLC


By: /s/ Bradley Bloom
    -------------------
    Name: Bradley Bloom
    Title: Authorized Person